Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

JDEV ACQUISITION CORP, a Delaware corporation,

JDEV Merger Subsidiary Corp., a Delaware corporation

and

IONETIX CORPORATION., a Delaware corporation

April 9, 2026

TABLE OF CONTENTS

ARTICLE I. THE MERGER		1
1.1	The Merger	1
1.2	The Closing	2
1.3	Actions at the Closing	2
1.4	Additional Actions	2
1.5	Conversion of Company Securities	2
1.6	Dissenting Shares	3
1.7	Fractional Shares	4
1.8	[Intentionally Omitted]	4
1.9	Options, Warrants and Other Convertible Securities; Restricted Stock	4
1.10	Directors and Officers	6
1.11	Certificate of Incorporation and Bylaws	7
1.12	No Further Rights	7
1.13	Closing of Transfer Books	7
1.14	Exemption from Registration; Rule 144	7
1.15	Certain Tax Matters	8
1.16	Withholding	9
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
2.1	Organization, Qualification and Corporate Power	9
2.2	Capitalization	10
2.3	Authorization of Transaction	11
2.4	Non-contravention	11
2.5	Subsidiaries	12
2.6	Compliance with Laws	12
2.7	Financial Statements	13
2.8	Absence of Certain Changes	13
2.9	Undisclosed Liabilities	13
2.10	Contracts	13
2.11	Litigation	14
2.12	[Intentionally Omitted.]	14
2.13	[Intentionally Omitted.]	14
2.14	[Intentionally Omitted.]	14
2.15	[Intentionally Omitted.]	14
2.16	[Intentionally Omitted.]	14
2.17	Brokers’ Fees	14
2.18	Books and Records	14
2.19	No Other Representations	14

i

ARTICLE	III. REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUB	14
3.1	Organization, Qualification and Corporate Power	15
3.2	Capitalization	15
3.3	Authorization of Transaction	16
3.4	Noncontravention	16
3.5	Subsidiaries	17
3.6	SEC Reports and Prior Registration Statement Matters	17
3.7	Compliance with Laws	18
3.8	Financial Statements	18
3.9	Absence of Certain Changes	18
3.10	Undisclosed Liabilities	19
3.11	Off-Balance Sheet Arrangements	19
3.12	Tax Matters	19
3.13	Assets	20
3.14	Real Property	20
3.15	Contracts	20
3.16	Powers of Attorney	20
3.17	Insurance	20
3.18	Litigation	21
3.19	Employees	21
3.20	Employee Benefits	21
3.21	Environmental Matters	21
3.22	Permits	22
3.23	Certain Business Relationships with Affiliates	22
3.24	Tax-Free Reorganization	22
3.25	Brokers’ Fees	23
3.26	Interested Party Transactions	23
3.27	Minute Books	23
3.28	[Intentionally Omitted].	23
3.29	Intellectual Property	23
3.30	Investment Company	23
3.31	Foreign Corrupt Practices Act	23
3.32	No Integrated Offering	24
3.33	No General Solicitation	24
3.34	Application of Takeover Provisions	24
3.35	No Other Representations	24
ARTICLE IV. COVENANTS		24
4.1	Conduct of the Business Prior to Closing; Closing Efforts	24
4.2	Governmental and Third-Party Notices and Consents	25
4.3	Super 8-K	25

4.4	Access to Company Information	25
4.5	Expenses	26
4.6	Indemnification; Insurance	26
4.7	Name	28
4.8	PubCo Board; Amendment of Charter Documents; Corporate Policies	28
4.9	Equity Plans	28
4.10	Information Provided to Stockholders	29
4.11	Securities Exemptions	29
4.12	PubCo Auditor Letter	29
4.13	Private Placement	29
4.14	Failure to Fulfill Conditions	29
4.15	Notification of Certain Matters	29
ARTICLE V. CONDITIONS TO CONSUMMATION OF MERGER		30
5.1	Conditions to Each Party’s Obligations	30
5.2	Conditions to Obligations of PubCo and the Merger Sub	30
5.3	Conditions to Obligations of the Company	32
ARTICLE VI. DEFINITIONS		34
ARTICLE VII. TERMINATION		36
7.1	Termination	36
7.2	Effect of Termination	37
ARTICLE VIII. MISCELLANEOUS		37
8.1	Press Releases and Announcements	37
8.2	No Third Party Beneficiaries	37
8.3	Entire Agreement	37
8.4	Succession and Assignment	38
8.5	Counterparts and Facsimile Signature	38
8.6	Headings	38
8.7	Notices	38
8.8	Governing Law	39
8.9	Amendments and Waivers	39
8.10	Severability	39
8.11	Submission to Jurisdiction	39
8.12	WAIVER OF JURY TRIAL	39
8.13	Remedies; Specific Performance	40
8.14	Survival	40
8.15	Construction	40

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of PubCo
Exhibit B	Amended and Restated Bylaws of PubCo
Exhibit C	Form of Pre-Merger Indemnity Agreement
Exhibit D	Letter of Transmittal

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of April 9, 2026, by and among JDEV ACQUISITION CORP, a Delaware corporation (“PubCo”), JDEV Merger Subsidiary Corp., a Delaware corporation (the “Merger Sub”), and IONETIX CORPORATION, a Delaware corporation (the “Company”). PubCo, the Merger Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the holders of the Company’s equity securities as of immediately prior to the Effective Time (“Company Stockholders”) will receive PubCo’s common stock, par value $0.0001 per share (the “PubCo Common Stock”) in exchange for their capital stock of the Company as provided in Article I below; and

WHEREAS, contemporaneously with or soon following the Merger, PubCo will complete a private placement offering (the “Private Placement Offering”) of a minimum of 10,000,000 shares of PubCo Common Stock, at a purchase price of $3.00 per share (the “Purchase Price”), upon the terms and subject to the conditions of subscription agreements in a form reasonably acceptable to PubCo and the Company (the “Subscription Agreements”); and

WHEREAS, as an inducement to the Parties to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, each individual or entity identified on Schedule I hereto has entered into a lock-up agreement with respect to their PubCo Common Stock (the “Lock-Up Agreements”), to be effective only upon the Effective Time and during the Restricted Period (as such term is defined therein); and

WHEREAS, for U.S. federal and applicable state and local tax purposes, the Parties intend for the Merger to qualify as a transaction described in Section 351(a) of the Code, and also as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, the Merger Sub shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be 12:01 a.m. Eastern Standard Time on the effective date as of which a certificate of merger in proper form and duly executed, reflecting the Merger (the “Certificate of Merger”) pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) is filed with and accepted by the Secretary of State of the State of Delaware. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. PubCo, the Company and the Merger Sub, respectively, shall each use its Reasonable Best Efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or the Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of PubCo, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, simultaneous with the execution and delivery of this Agreement, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in ARTICLE V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to PubCo and the Merger Sub the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b) PubCo and the Merger Sub shall deliver to the Company the various certificates, instruments and documents to be delivered by PubCo and/or Merger Sub pursuant to Sections 5.1 and 5.3; and

(c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.4  Additional Actions. If at any time after the Effective Time the Surviving Corporation or PubCo shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or PubCo, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, PubCo and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, PubCo or the Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, PubCo or the Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, PubCo or the Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Subject to Section 1.6, at the Effective Time, each share of (i) common stock of the Company (the “Company Common Shares”), and (ii) each class or series of preferred stock of the Company (collectively, the “Company Preferred Shares”; and together with the Company Common Shares, are referred to herein as the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined below), shall be converted into and represent the right to receive (subject to the provisions of Section 1.6) such number of shares of PubCo Common Stock as is equal to the number of Company Shares multiplied by 0.5014 (“Conversion Ratio”), rounded to the nearest whole share, with any fraction greater than or equal to five tenths (.5) of a share being rounded up to the nearest whole share. The shares of PubCo Common Stock into which the Company Shares are converted pursuant to this Section shall be referred to herein as the “Merger Shares.” The Merger Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for PubCo Common Stock or Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Common Stock or Company Shares occurring or having a record date on or after the date hereof and prior to the Effective Time.

(b) Exchange of Shares.

(i) PubCo and the Company have agreed to appoint V Stock Transfer, LLC to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, PubCo shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the PubCo Common Stock issuable pursuant to Section 1.5(a). The PubCo Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall take or cause to be taken such actions as are necessary to update PubCo’s register of stockholders to reflect (A) the exchange of the Company Shares for PubCo Common Stock and (B) the disbursement of the Exchange Fund, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary Exchange Agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by PubCo and the Company.

(ii) Promptly following the Effective Time, the Parties shall cause the Exchange Agent to mail to the persons who are record holders of Company Shares that will be converted into the right to receive Merger Shares: (i) a letter of transmittal in the form attached hereto as Exhibit D (“Letter of Transmittal”) and an accredited investor questionnaire in customary form and containing such provisions as PubCo may reasonably specify and (ii) instructions for effecting the surrender of the Company Shares in exchange for the Merger Shares. Upon surrender of a duly executed Letter of Transmittal, accredited investor questionnaire and such other documents as may be reasonably required by the Exchange Agent or PubCo, each such former holder of Company Shares shall be entitled to receive, and the Exchange Agent shall issue, in exchange therefor, shares of PubCo Common Stock representing the Merger Shares that such holder of Company Shares has the right to receive pursuant to the provisions of Section 1.5, and each Company Share shall be canceled. The Merger Shares and any dividends or other distributions as are payable pursuant to Section 1.5(b)(iv) shall be deemed to have been in full satisfaction of all rights pertaining to Company Shares.

(iii) No dividends or other distributions declared or made with respect to PubCo Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Share with respect to the shares of PubCo Common Stock that such holder has the right to receive in the Merger until such holder surrenders or transfers such Company Share (or provides an affidavit of loss or destruction in lieu thereof), at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest.

(iv) Any portion of the Exchange Fund that remains unclaimed by holders of Company Shares as of the date that is one year after the Closing Date shall be delivered to PubCo upon demand, and any holders of Company Shares who have not theretofore surrendered their Company Shares in accordance with this Section 1.5(b) shall thereafter look only to PubCo as general creditors for satisfaction of their claims for PubCo Common Stock and any dividends or distributions with respect to shares of PubCo Common Stock.

(v) No Party shall be liable to any holder of Company Shares or to any other person with respect to any PubCo Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any portion of the Exchange Fund that remains unclaimed by holders of Company Shares as of the date that is two years after the Closing Date (or immediately prior to such earlier date on which the related Exchange Funds (and all dividends or other distributions in respect thereof) would otherwise escheat to or become the property of any Governmental Entity) shall: (1) to the extent permitted by applicable Law, become the property of the surviving entity, free and clear of all claims or interest of any person or Governmental Entity previously entitled thereto; or (2) to the extent the foregoing sub-section (1) is not permitted by applicable Law, remain subject to claims and interest of such persons or Governmental Entities entitled thereto, and to applicable abandoned property Law, escheat Law or similar Law, but any such persons’ or any such Governmental Entities’ rights to receive Merger Shares included in the applicable portion of the Exchange Fund shall instead be a right to receive, subject to any applicable withholding Taxes, a cash payment equal to the product of (A) the number of such Merger Shares subject to such rights multiplied by (B) $3.00 (the “Cash-Out Amount”). Upon payment of any such Cash-Out Amount, such rights to receive such Merger Shares shall be extinguished and deemed satisfied in full. For the avoidance of doubt, holders who receive a Cash-Out Amount shall not be entitled to any dividends or distributions declared on PubCo Common Stock. The Cash-Out Amount shall be subject to any applicable deductions and withholdings required under Section 1.16.

(c) Each issued and outstanding share of common stock, par value $0.0001 per share, of the Merger Sub shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.6 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and the Company’s by-laws and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of PubCo Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with the DGCL and the Company’s by-laws. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event, PubCo shall deliver to such Company Stockholder a certificate representing the Merger Shares (which may be in book entry form or in electronic form in the books of PubCo’s transfer agent) to which such holder is entitled pursuant to Section 1.5(a).

(b) The Company shall give PubCo prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.7 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of Company Shares, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of PubCo with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. No payment shall be made with respect to any fractional Merger Shares to which the holder would otherwise be entitled, and the number thereof shall be rounded to the nearest whole share, with any fraction greater than or equal to five tenths (.5) of a share being rounded up to the nearest whole share.

1.8 [Intentionally Omitted].

1.9 Options, Warrants and Other Convertible Securities; Restricted Stock.

(a) As of the Effective Time, all options to purchase any Company Common Shares pursuant to a Company Equity Plan or otherwise (the “Company Options”) that remain outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be assumed by PubCo and shall be converted into options to purchase shares of PubCo Common Stock (“PubCo Options”) without further action by the holder thereof. Each PubCo Option as so assumed and converted shall constitute an option to acquire such number of shares of PubCo Common Stock as is equal to the number of Company Common Shares subject to the unexercised portion of the Company Option multiplied by the Conversion Ratio for Company Common Shares (rounded to the nearest whole share, with any fraction greater than or equal to five tenths (.5) of a share being rounded up to the nearest whole share). The exercise price per share of each PubCo Option as so assumed and converted shall be equal to the exercise price of the Company Option prior to the assumption divided by the Conversion Ratio (rounded up to the nearest whole cent). Each PubCo Option shall otherwise be subject to the same terms and conditions as were applicable under the respective Company Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the PubCo Options, provided, that the Board of Directors of PubCo or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by PubCo. It is the intention of the parties that (i) each PubCo Option that qualified as an incentive stock option (as defined in Section 422 of the Code) immediately prior to the Effective Time shall continue to so qualify, to the maximum extent permissible, immediately following the Effective Time, (ii) in the case of any Company Option to which Section 422 of the Code applies, the number of shares of PubCo Common Stock and exercise price per share of PubCo Common Stock under each PubCo Option shall be determined in a manner consistent with the requirements of Section 422 of the Code and (iii) the number of shares of PubCo Common Stock and exercise price per share of PubCo Common Stock under each PubCo Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Prior to the Effective Time, PubCo and the Company shall take such actions (including adopting any necessary resolutions) as are reasonably necessary to (i) cause the Company Equity Plans to terminate effective as of the Effective Time (provided that, notwithstanding such termination, each outstanding Company Option and share of Company Restricted Stock assumed by PubCo in accordance with this Section 1.9 shall remain subject to the terms of the applicable Company Equity Plans) and (ii) effect the treatment of the Company Options and Company Restricted Stock as contemplated by this Section 1.9. At the Effective Time, PubCo shall assume each outstanding Company Option and share of Company Restricted Stock and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the applicable Company Equity Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by PubCo in accordance with such terms and conditions). Following the Closing, the Company shall notify each holder of the conversion of Company Options and Company Restricted Stock into PubCo Options and PubCo Restricted Stock, respectively, and any restrictions on the exercise thereof (as applicable) during the period prior to the registration of the shares of PubCo Common Stock underlying any such PubCo Options on Form S-8.

(c) [Intentionally omitted].

(d) As of the Effective Time, each outstanding Company Warrant (as defined below) and other securities or instruments convertible or exercisable for Company Shares and Company Options (all such convertible securities or instruments, the “Company Convertible Securities”) that is outstanding as of immediately prior to the Effective Time shall be assumed by PubCo and shall be converted into warrants or other securities or instruments having the right to purchase PubCo Common Stock (collectively, the “PubCo Convertible Securities”) without further action by the holder thereof. Accordingly, from and after the Effective Time: (i) each Company Convertible Security assumed by PubCo may be exercised or converted solely for shares of PubCo Common Stock; (ii) the number of shares of PubCo Common Stock subject to each Company Convertible Security assumed by PubCo shall be determined by multiplying (A) the number of Company Common Shares that would have been issuable upon exercise or conversion of each such Company Convertible Security had such Company Convertible Security been exercised prior to the Effective Time by (B) the Conversion Ratio for Company Common Shares and rounding the resulting number to the nearest whole share of PubCo Common Stock, with any fraction greater than or equal to five tenths (.5) of a share being rounded up to the nearest whole share; (iii) the per share exercise price for the PubCo Common Stock issuable upon exercise or conversion of each Company Convertible Security assumed by PubCo shall be determined by dividing the per share exercise price of Company Common Shares subject to such Company Convertible Security, as in effect immediately prior to the Effective Time, by the Conversion Ratio for the Company Common Shares and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Convertible Securities assumed by PubCo shall continue in full force and effect and the term and other provisions of such Company Convertible Securities shall otherwise remain unchanged.

(e) As of the Effective Time, any restricted Company Common Share granted pursuant to the Company Equity Plans or otherwise, including any Company Common Shares for which restrictions were subsequently imposed following their issuance that in each case, are subject to vesting based on the passage of time and/or the achievement of performance goals (“Company Restricted Stock”) that is outstanding and unvested as of immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, be converted into and become a restricted stock award with respect to a number of shares of PubCo Common Stock determined in accordance with Section 1.5(a) hereto (“PubCo Restricted Stock”). Each share of PubCo Restricted Stock shall otherwise be subject to the same terms and conditions as were applicable to the respective Company Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Merger or such other immaterial administrative or ministerial changes as the Parties may determine are appropriate to effectuate the administration of the PubCo Restricted Stock, provided, that the Board of Directors of PubCo or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each share Company Restricted Stock assumed by PubCo.

(f) PubCo shall take all corporate action necessary to reserve for issuance a sufficient number of shares of PubCo Common Stock for delivery upon exercise of the PubCo Options to be issued for the Company Options and for delivery upon exercise or conversion of the PubCo Convertible Securities to be issued for the Company Convertible Securities, in each case, in accordance with this Section 1.9. As soon as reasonably practicable following the Closing, PubCo shall register the shares issuable upon exercise of the PubCo Options under a Form S-8 or other applicable securities registration.

1.10 Directors and Officers.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of PubCo, Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the directors or such other persons designated by the Company, and officers of the Company, each as of immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, each to hold office until the earlier of his/her resignation or removal or until his/her respective successors are duly appointed and qualified, as the case may be, and the Surviving Corporation and PubCo shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.10.

(b) At or prior to the Closing, the Board of Directors of PubCo shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of PubCo two individuals serving as directors of the Company immediately before the Closing, as may be designated by the Company in a written notice to PubCo at or prior to the Closing, and two individuals from the existing Board of Directors of PubCo, provided, that all such individuals, and the total number of such individuals, shall be acceptable to the Company and PubCo; and (ii) appoint as the officers of PubCo those persons who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company (including any replacement for a director of the Company immediately prior to the Closing who is either unwilling or unable to serve as a director of PubCo upon the Effective Time); and (iii) appoint such persons set forth in (ii) as an “officer” within the meaning of Section 16 and Rule 16a-1(f) under the Exchange Act and as an “executive officer” within the meaning of Item 401(b) of Regulation S-K, Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 3b-7 promulgated under the Exchange Act. Except as may be provided herein above, all of the persons serving as directors of PubCo immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of PubCo immediately prior to the Closing shall resign immediately following the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, PubCo, with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of PubCo, that is reasonably necessary to effect any such election or appointment of the designees of the Company to PubCo’s Board of Directors, including mailing to PubCo’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time. The Company has supplied PubCo all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(c) The provisions of this Section 1.10 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of PubCo as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of PubCo shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of PubCo and applicable law.

1.11 Certificate of Incorporation and Bylaws. The Surviving Corporation or PubCo may make any necessary filings in the applicable jurisdiction as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.11:

(a) the certificate of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b) the bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed;

(c) the certificate of incorporation of PubCo will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated, will be the certificate of incorporation of PubCo until thereafter amended as provided by laws of the State of Delaware and such certificate of incorporation; and

(d) the bylaws of PubCo will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B hereto, and, as so amended and restated, will be the bylaws of PubCo until thereafter amended as provided by the laws of the State of Delaware and PubCo’s certificate of incorporation.

1.12 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Company Shares, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right to receive PubCo Common Stock in connection with the Merger.

1.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made.

1.14 Exemption from Registration; Rule 144.

(a) PubCo and the Company intend that the shares of PubCo Common Stock to be issued pursuant to Sections 1.5 or Section 1.9 or upon exercise of PubCo Convertible Securities granted pursuant to Section 1.9 hereof, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder and that all recipients of such shares of PubCo Common Stock either (i) shall be “accredited investors” as such term is defined in Regulation D or (ii) persons other than those described in the foregoing clause (i), provided that the number of such persons described in this clause (ii) shall not exceed thirty-five (35) and such persons shall be represented by a “purchaser representative” (as such term is defined in Regulation D) (the “Purchaser Representative”) in connection with their evaluation of the merits and risks of the Merger. PubCo and the Company intend that the shares of PubCo Common Stock to be issued upon exercise of PubCo Options granted pursuant to Section 1.9 hereto will either be issued in a transaction exempt from registration under the Securities Act by reason of Rule 701 of the Securities Act or be issued pursuant to the registration of such shares on Form S-8. The shares of PubCo Common Stock to be issued pursuant to Section 1.5 or 1.9 hereof or upon exercise of PubCo Options and PubCo Convertible Securities granted pursuant to Section 1.9 hereof, will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either PubCo receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to PubCo, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates (or book-entry security entitlements) representing such shares of PubCo Common Stock will bear an appropriate legend and restriction on the books of PubCo or its transfer agent to that effect.

(b) PubCo is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after PubCo (i) is no longer a shell company; and (ii) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, PubCo is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

(c) Notwithstanding Section 1.14(a) and (b) hereto, PubCo has entered into that certain Registration Rights Agreement, on or about the date hereof, by and between PubCo, the Purchasers (as defined therein), the persons or entities holding Placement Agent Warrants (as defined therein) or Placement Agent Warrant Shares (as defined therein), the persons or entities holding Merger Shares (as defined therein), and the persons or entities holding Registrable Pre-Merger Shares (as defined therein) (the “Registration Rights Agreement”), pursuant to which PubCo will timely file, subject to customary exceptions and the other terms and conditions provided therein, a registration statement with the SEC, covering the Registrable Securities (as defined therein), in accordance with the Registration Rights Agreement.

1.15 Certain Tax Matters. Each of the Parties shall use its Reasonable Best Efforts to cause the transactions contemplated hereby to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries and Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report (including, without limitation, on all applicable United States, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes (collectively, “Tax Returns”) and in connection with any Tax audit), for all tax purposes, transactions contemplated hereby in accordance with the Intended Tax Treatment. For purposes of this Agreement, “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

1.16 Withholding. PubCo shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or transferrable pursuant to this Agreement such amounts as are required to be deduced and withheld under applicable Tax law. To the extent that amounts are so withheld and timely remitted to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, form or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PubCo that the statements contained in this ARTICLE II are true and correct, except as set forth in the disclosure schedule provided by the Company to PubCo on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE II; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this ARTICLE II, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this ARTICLE II. For purposes of this ARTICLE II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the knowledge, after due inquiry, of any of the individuals identified on Schedule II.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to PubCo complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its by-laws, as amended to date, or under any Material Contract (as defined below), except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect that either alone or in combination with any other effect has a material adverse effect on (i) the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company or its Subsidiaries to meet internal projections, budgets, or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any acts of terrorism, sabotage, military action or war (whether or not declared) or other international or national calamity or any escalation or worsening thereof; (e) earthquakes, hurricanes, tornadoes, floods, epidemics or disease outbreaks (including COVID-19 virus) or other natural disasters or Acts of God; (f) any changes (after the date of this Agreement) in United States generally accepted accounting principles (“GAAP”), other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions; (g) general financial, credit, capital market or regulatory conditions or any changes therein (provided, however, that such effects do not affect the Company and its Subsidiaries taken as a whole disproportionately as compared to the Company’s competitors); or (h) the taking of any action required by this Agreement.

2.2 Capitalization. As of the date hereof, the authorized capital of the Company consists of (a) 219,481,484 Company Common Shares of which 29,692,072 are issued and outstanding and no such shares are held in the Company treasury and (b) 149,616,222 Company Preferred Shares, of which 12,285,713 are designated as Company Series A Preferred Shares, 7,500,000 are designated as Company Series B Preferred Shares, 5,000,000 are designated as Company Series C Preferred Shares, 4,100,799 are designated as Company Series D Preferred Shares, 22,671,428 are designated as Company Series E Preferred Shares, and 105,481,484 are designated as Company Series F Preferred Shares. All Company Shares were issued and remain in uncertificated form. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding options to purchase Company Common Shares as set forth on Section 2.2 of the Company Disclosure Schedule. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding warrants to purchase Company Shares as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). As of the date of this Agreement and as of immediately prior to the Effective Time, there will be no outstanding Company Convertible Securities. As of the date of this Agreement and as of immediately prior to the Effective Time, there are no, and will not be, Company Shares issuable upon the conversion of any promissory notes issued by the Company. Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) all Company Stockholders, indicating the number and class of Company Shares held by each Company Stockholder and, to the extent such Company Shares are Company Restricted Stock, the vesting schedules and terms of regarding the acceleration of vesting for such Company Restricted Stock, (b) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”), (c) all outstanding Company Options, indicating (i) the holder thereof, (ii) the number of Company Common Shares subject to each Company Option, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Option, (d) all outstanding Company Warrants, indicating (i) the holder thereof, (ii) the number of Company Shares subject to each Company Warrant, and (iii) the exercise price, date of grant, and expiration date for each Company Warrant, and (e) all outstanding Company Convertible Securities, indicating (i) the holder thereof, (ii) the number of Company Shares subject to each Company Convertible Securities or manner of calculating such number of Company Common Shares, (iii) the exercise or conversion price, date of grant, vesting schedule and expiration date for each Company Convertible Securities, as applicable, and (iv) any terms regarding the acceleration of vesting. All of the issued and outstanding Company Shares are, and all Company Common Shares that may be issued upon exercise or conversion of Company Options, all Company Common Shares that may be issued upon exercise of Company Warrants and all Company Common Shares that may be issued upon exercise or conversion of the Company Convertible Securities will be (upon issuance in accordance with their terms) duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. Other than the Company Options, Company Warrants, and the Company Convertible Securities listed in Section 2.2 of the Company Disclosure Schedule, or as contemplated by the Private Placement Offering, there are no outstanding or authorized options, warrants, phantom stock or similar rights, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any Company Shares or pursuant to which any outstanding Company Share is subject to vesting. Other than as listed in Section 2.2 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable securities laws.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of Company Stockholders required by the DGCL and the Company’s by-laws and (b) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of PubCo and the Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of Law or a court of equity.

2.4 Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or the by-laws of the Company, each as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) except as set forth in Section 2.4 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect or any notice, consent or waiver the absence of which would not reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of such person’s business, consistent with past practice (including with respect to frequency and amount).

2.5 Subsidiaries.

(a) Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; and (iii) the jurisdiction of organization of each Company Subsidiary. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company.

(b) Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6 Compliance with Laws. The Company:

(a) and the conduct and operations of its business, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not, and to the knowledge of the Company, the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K).

2.7 Financial Statements. The Company has provided or made available to PubCo: (a) the audited balance sheet of the Company at December 31, 2025, and the related statements of operations and cash flows for the years ended December 31, 2024 and 2025 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in PubCo’s filings with the SEC as required by the Exchange Act.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

2.9 Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement.

2.10 Contracts. (i) Each Material Contract (as defined below) of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of Law or a court of equity, (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.10, a “Material Contract” is a material contract as defined by Item 601(b)(10) of Regulation S-K that was entered into not more than two years before the date of this Agreement and/or is to be performed in whole or in part at or after the Effective Time, including any such contracts outside of the Ordinary Course of Business, upon which the Company’s business if substantially dependent, involves insider interests, involve significant asset acquisition, sale or lease, or involve management contracts or compensatory plans of its directors and officers.

2.11  Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company in writing which (a) seeks either damages in excess of $250,000 individually or $1,000,000 in the aggregate, (b) if determined adversely to the Company, would have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.12  [Intentionally Omitted.]

2.13  [Intentionally Omitted.]

2.14  [Intentionally Omitted.]

2.15  [Intentionally Omitted.]

2.16  [Intentionally Omitted.]

2.17  Brokers’ Fees. Other than as set forth on Section 2.17 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.18  Books and Records. The Company has made available to PubCo its minute books and other similar records of the Company, which, to the Company’s knowledge, include records, which records are complete and accurate in all material respects, of meetings of the Company Stockholders, board of directors or any committees thereof and written consents executed in lieu of the holding of any such meetings.

2.19  No Other Representations. The representations and warranties contained in this ARTICLE II are the only representations and warranties made by the Company. The Company disclaims any and all other representations and warranties other than those contained in this ARTICLE II, whether express or implied. The Company hereby expressly disclaims any such other representation or warranty, whether by the Company, or any of its representatives or any other person, notwithstanding the delivery or disclosure to PubCo, Merger Sub or any other person of any documentation or other written or oral information by the Company or any of its representatives.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PUBCO
AND THE MERGER SUB

PubCo represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct, except as set forth in the disclosure schedule provided by PubCo to the Company on the date hereof (the “PubCo Disclosure Schedule”). The PubCo Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this ARTICLE III, the disclosures in any numbered paragraph of the PubCo Disclosure Schedule shall qualify such other corresponding numbered paragraph in this ARTICLE III. For purposes of this ARTICLE III, the phrase “to the knowledge of PubCo” or any phrase of similar import shall be deemed to refer to the actual knowledge, after due inquiry, of any director or executive officer of PubCo.

3.1 Organization, Qualification and Corporate Power. PubCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. PubCo is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a PubCo Material Adverse Effect (as defined below). PubCo has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. PubCo has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither PubCo nor the Merger Sub is in default under or in violation of any provision of their respective certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument referred to in Sections 3.15 or 3.16, except where such default or violation would not reasonably be expected to have a PubCo Material Adverse Effect. PubCo is a “shell company,” formed as a vehicle to pursue a business combination and has no current or historical operations and only nominal assets. For purposes of this Agreement, “PubCo Material Adverse Effect” means a material adverse effect on (i) the assets, business, financial condition, or results of operations of PubCo and its Subsidiaries, taken as a whole or (ii) the ability of PubCo to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a PubCo Material Adverse Effect: (a) conditions generally affecting the industries in which PubCo participates or the U.S. or global economy or capital markets as a whole; (b) any failure by PubCo to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any acts of terrorism, sabotage, military action or war (whether or not declared) or other international or national calamity or any escalation or worsening thereof; (e) earthquakes, hurricanes, tornadoes, floods, epidemics or disease outbreaks (including COVID-19 virus) or other natural disasters or Acts of God; (f) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, (g) general financial, credit, capital market or regulatory conditions or any changes therein (provided, however, that such effects do not affect PubCo and its Subsidiaries taken as a whole disproportionately as compared to the Company’s competitors); or (h) the taking of any action required by this Agreement.

3.2 Capitalization. As of the date hereof, the authorized capital stock of PubCo will consist of 200,000,000 shares of PubCo Common Stock, $0.0001 par value per share, 4,400,000 of which shares are issued and outstanding (the “Pre-Merger Shares”). Section 3.2 of the PubCo Disclosure Schedule sets forth a complete and accurate list of all stockholders of PubCo, indicating the number and class of Pre-Merger Shares held by each stockholder. All of the issued and outstanding shares of PubCo Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except in connection with the Private Placement Offering, as expressly contemplated by the Transaction Documentation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which PubCo is a party or which are binding upon PubCo providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to PubCo. Except in connection with the Private Placement Offering or as contemplated by the Transaction Documentation, there are no agreements to which PubCo is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of PubCo. There are no agreements among other parties, to which PubCo is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of PubCo. All of the issued and outstanding shares of PubCo Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

3.3 Authorization of Transaction. Each of PubCo and the Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by PubCo and the Merger Sub of this Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”) to which it is a party, and the consummation by PubCo and the Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of PubCo and the Merger Sub, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by PubCo or the Merger Sub, as the case may be, and assuming it is a valid and binding obligation of the Company, and constitutes a valid and binding obligation of PubCo and Merger Sub, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency or similar laws, rules or regulations affecting creditors’ rights and remedies.

3.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by PubCo or the Merger Sub, as the case may be, of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by PubCo or the Merger Sub, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of PubCo or the Merger Sub, as the case may be, (b) require on the part of PubCo or the Merger Sub, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Merger Shares, which will be completed by PubCo following the Effective Time, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which PubCo or the Merger Sub, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except, in the case of the foregoing clauses (b) and (c), for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a PubCo Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a PubCo Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of PubCo or the Merger Sub or (e) violate any Laws applicable to PubCo or the Merger Sub, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a PubCo Material Adverse Effect.

3.5 Subsidiaries.

(a) PubCo has no Subsidiaries, nor does it have any direct or indirect interest in any Subsidiary, other than the Merger Sub. The Merger Sub is an entity duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its organization. The Merger Sub was formed solely to effectuate the Merger and has not conducted any business operations since its organization. The Merger Sub has no assets other than minimal paid-in capital, has no liabilities or other obligations, has no activities or operations other than through PubCo nor business activities or operations other than those expressly contemplated by the Transaction Documentation, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Merger Sub are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Merger Sub are owned by PubCo free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which PubCo or the Merger Sub is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of PubCo or the Merger Sub (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Merger Sub. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Merger Sub.

(b) PubCo does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6  SEC Reports and Prior Registration Statement Matters. Since the filing of PubCo’s Registration Statement on Form 10 on February 4, 2026 (the “PubCo Form 10”), PubCo has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the PubCo Form 10, the “PubCo Previous Filings”). PubCo shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by PubCo after the date hereof and prior to the Effective Time, provided that the Company is aware that PubCo will timely file a Form 8-K Current Report with respect to the execution and delivery of this Agreement (together with the PubCo Previous Filings, the “PubCo SEC Filings”). PubCo has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. PubCo is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The PubCo SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the PubCo SEC Filings. As of their respective dates, the PubCo SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Merger Sub is not required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of PubCo under the Securities Act or the Exchange Act has been issued by the SEC and, to the knowledge of PubCo, no proceedings for that purpose have been initiated or threatened by the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in PubCo’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures. PubCo has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to PubCo, including its Subsidiaries, is made known to the principal executive officer and the principal financial officer.

3.7 Compliance with Laws. Each of PubCo and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance in all material respects with each Law applicable to PubCo, any Subsidiary of PubCo or any of their properties or assets;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a PubCo Material Adverse Effect and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past three years, the subject of any threat of material litigation;

(d) is not and has not, and to the knowledge of PubCo, the officers and directors of PubCo are not and have not, been subject to or of, nor in their capacity as officer or director of PubCo has or has had any reason to believe that PubCo or any of its officers, directors, or Affiliates, as applicable, has been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K);

(e) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act, except for PubCo, which is a “blank check company.”

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of PubCo included in the PubCo SEC Filings (collectively, the “PubCo Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present in all material respects the financial condition, results of operations and cash flows of PubCo as of the respective dates thereof and for the periods referred to therein, and (d) are consistent in all material respects with the books and records of PubCo. There has been no change in PubCo accounting policies except as described in the notes to PubCo Financial Statements.

3.9 Absence of Certain Changes. Since the date of the most recent balance sheet contained in a PubCo SEC Filing, to the knowledge of PubCo, there has occurred no event or development, which, individually or in the aggregate, has had, or would reasonably be expected to have, a PubCo Material Adverse Effect or would require consent or disclosure under Section 4.1(a) if such event or development were to occur following the date hereof.

3.10 Undisclosed Liabilities. None of PubCo and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the most recent balance sheet contained a PubCo SEC Filing, (b) liabilities which have arisen since the date of the most recent balance sheet contained a PubCo SEC Filing in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.11 Off-Balance Sheet Arrangements. Neither PubCo nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among PubCo and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, PubCo or any of its Subsidiaries in PubCo’s or such Subsidiary’s published financial statements or other PubCo SEC Filings.

3.12 Tax Matters.

(a) Each of PubCo and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The officers of PubCo and its Subsidiaries after the Effective Time shall be responsible for preparing and filing all Tax Returns required to be filed after the Effective Time. Neither PubCo nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which PubCo was the common parent. Each of PubCo and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of PubCo and its Subsidiaries for tax periods through the date of the balance sheet contained in the most recent PubCo SEC Filing do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither PubCo nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included PubCo or any of its Subsidiaries during a prior period) other than PubCo and its Subsidiaries. All Taxes that PubCo or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of PubCo or its Subsidiaries.

(b) PubCo has delivered or made available to the Company complete and accurate copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by PubCo or any of its Subsidiaries since [•]. No examination or audit of any Tax Return of PubCo or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of PubCo, threatened or contemplated. Neither PubCo nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that PubCo or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither PubCo nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither PubCo nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (vii) election made under Section 108(i) of the Code prior to the Closing or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(d) Neither PubCo nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011- 4(b)(2).

(e) Neither PubCo nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment. To the knowledge of PubCo, no facts or circumstances exist that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment.

3.13 Assets. Each of PubCo and the Merger Sub owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of PubCo or the Merger Sub (tangible or intangible) is subject to any Security Interest.

3.14 Real Property. Neither PubCo nor any of its Subsidiaries owns, leases or uses any real property, nor have they ever owned, leased or used any real property.

3.15 Contracts. Except for this Agreement, the agreements to be executed by PubCo that are included as exhibits to this Agreement or such agreements that comprise the Transaction Documentation, the agreements filed as exhibits to PubCo SEC Filings, and the agreements set forth on Section 3.15 of the PubCo Disclosure Schedule, PubCo is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect. All agreements or commitments set forth on Section 3.15 of the PubCo Disclosure Schedule shall either be cancelled or satisfied at the Effective Time except for outstanding liabilities set forth in Section 3.7(e) of the PubCo Disclosure Schedule.

3.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of PubCo or any of its Subsidiaries.

3.17 Insurance. PubCo does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

3.18 Litigation. There is no Legal Proceeding which is pending or, to the knowledge of PubCo, threatened against PubCo or Merger Sub, and, to the knowledge of PubCo, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving PubCo or Merger Sub, or PubCo’s officers, directors or employees, solely in their capacities as such, individually or in the aggregate. Neither PubCo nor Merger Sub are subject to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.19 Employees. Other than the sole officer of PubCo, PubCo and the Subsidiaries of PubCo have no employees.

3.20 Employee Benefits. Neither PubCo nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (a) result in any payment becoming due to any officer, employee, consultant or director of PubCo or the Merger Sub, (b) increase or modify any benefits otherwise payable by PubCo or the Merger Sub to any employee, consultant or director of PubCo or the Merger Sub, or (c) result in the acceleration of time of payment or vesting of any such benefits.

3.21 Environmental Matters.

(a) Each of PubCo and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a PubCo Material Adverse Effect. There is no pending or, to the knowledge of PubCo, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving PubCo or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a PubCo Material Adverse Effect.

(b) PubCo has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by PubCo or any of its Subsidiaries (whether conducted by or on behalf of PubCo or its Subsidiaries or a third party, and whether done at the initiative of PubCo or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which PubCo has possession of or access to.

(c) To the knowledge of PubCo, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by PubCo or any of its Subsidiaries.

(d) For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.22 Permits. PubCo has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary to its operations and business.

3.23 Certain Business Relationships with Affiliates. No Affiliate of PubCo or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of PubCo or any of its Subsidiaries, (b) has any claim or cause of action against PubCo or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, PubCo or any of its Subsidiaries except as disclosed in the PubCo SEC Filings.

3.24 Tax-Free Reorganization.

(a) PubCo (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which PubCo will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the Ordinary Course of Business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Merger Sub is a direct wholly-owned Subsidiary of PubCo, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, PubCo will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

(d) Neither PubCo, nor, to the knowledge of PubCo, any person related to PubCo (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) or any person acting as an intermediary for PubCo, has any present plan or intention to reacquire any of the Merger Shares.

(e) The Merger Sub will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(f) PubCo conducts no activities other than activities related to maintaining its legal and/or corporate existence, its status as a “shell company” as defined in Rule 12b-2 under the Exchange Act and holding the capital stock of Merger Sub and any related accounting, legal, financial, administrative, tax and other similar activities related to such matters.

(g) The Merger Sub does not hold any property and does not have any tax attributes immediately prior to the Merger, other than a de minimis amount of assets to facilitate its organization or maintain its legal existence and tax attributes related to holding those assets.

(h) PubCo has not made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing Date, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2.

3.25 Brokers’ Fees. Except as listed on Section 3.25 of the PubCo Disclosure Schedule, neither PubCo nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Interested Party Transactions. To the knowledge of PubCo, no officer, director or stockholder of PubCo or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by PubCo or any of its Subsidiaries or (ii) purchases from or sells or furnishes to PubCo or any of its Subsidiaries any goods or services, or (b) other than as disclosed in PubCo SEC Filings, a beneficial interest in any contract or agreement to which PubCo or any of its Subsidiaries is a party or by which it may be bound or affected. Except as set forth in the PubCo SEC Filings, PubCo is not indebted to any officer, director or stockholder of PubCo or any “affiliate” or “associate” of any such person (each such person, a “PubCo Insider”) (except for reimbursement of ordinary business expenses) and no PubCo Insider is indebted to PubCo (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by PubCo’s stockholders. Neither PubCo nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PubCo or any of its Subsidiaries.

3.27 Minute Books. The minute books and other similar records of PubCo and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. PubCo has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.28 [Intentionally Omitted].

3.29 Intellectual Property. PubCo does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business.

3.30 Investment Company. None of PubCo or Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.31 Foreign Corrupt Practices Act. Neither PubCo nor its Subsidiaries, nor to the knowledge of PubCo, any agent or other person acting on behalf of PubCo or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which PubCo is aware) which is in violation of Law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.32 No Integrated Offering. Neither PubCo nor any Affiliates of PubCo, nor any person acting on the behalf of any of the foregoing, has, directly or indirectly, (a) made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of PubCo Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of PubCo Common Stock to be integrated with prior offerings by PubCo for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, or (b) made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares to be issued in the Private Placement Offering under the Securities Act or cause the Private Placement Offering to be integrated with prior offerings by PubCo for purposes of the Securities Act.

3.33 No General Solicitation. Neither PubCo, nor any of its Affiliates, nor, to the knowledge of PubCo, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the shares to be issued in the Private Placement Offering.

3.34 Application of Takeover Provisions. PubCo and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of PubCo or the Laws of the State of Delaware to the transactions contemplated hereby, including the Merger and PubCo’s issuance of shares of PubCo Common Stock to the Company Stockholders. PubCo has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of PubCo Common Stock or a change in control of PubCo.

3.35 No Other Representations. The representations and warranties contained in this ARTICLE III are the only representations and warranties made by PubCo and Merger Sub. PubCo and the Merger Sub disclaims any and all other representations and warranties other than those contained in this ARTICLE III, whether express or implied. PubCo and Merger Sub hereby expressly disclaims any such other representation or warranty, whether by PubCo, Merger Sub, or any of its representatives or any other person, notwithstanding the delivery or disclosure to the Company or any other person of any documentation or other written or oral information by PubCo, Merger Sub or any of their respective representatives.

ARTICLE IV. COVENANTS

4.1 Conduct of the Business Prior to Closing; Closing Efforts.

(a) From the date hereof to the earlier of the Closing Date or the termination of this Agreement, PubCo shall not, except (i) as consented to by the Company, (ii) as expressly contemplated by this Agreement or (iii) as required by applicable Law, (a) take any actions that individually or in the aggregate, has had, or could reasonably be expected to have, a PubCo Material Adverse Effect, (b) take any action that would reasonably be expected to prevent or materially delay the performance of PubCo’s obligations pursuant to this Agreement, (c) make material changes in PubCo’s accounting methods, principles or practices, (d) declare, set aside or pay any dividend or distribution in respect of the shares of capital stock of PubCo or undertake any redemption, purchase or other acquisition of any of PubCo’s securities, (e) increase the compensation or benefits payable or to become payable to any officers or directors of PubCo or the Merger Sub or establish or modify any compensatory plan of PubCo, (f) issue, grant or sell any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by PubCo, (g) amend the certificate of incorporation or bylaws of PubCo, (h) incur capital expenditures, purchase, sell, assign or transfer any material assets, mortgage, pledge or create any lien, encumbrance or charge on any material assets or properties, tangible or intangible of PubCo, except for liens for Taxes not yet due and such other liens, encumbrances, restrictions or charges, or cancellation, compromise, release or waiver by PubCo of any rights of material value or any material debts or claims, (i) incur any material liability (absolute or contingent), except for current liabilities and obligations incurred in the Ordinary Course of Business (which liabilities are not material, individually or in the aggregate), (j) tale any actions that results in damage, destruction or similar loss, whether or not covered by insurance, that materially affecting the business or properties of PubCo, (k) enter into any agreement, contract, lease or license, (l) accelerate, terminate, modify or cancel any agreement, contract, lease or license to which PubCo is a party or by which it is bound, (m) enter into any loan or other transaction with any officers, directors or employees of PubCo, (n) make any charitable or other capital contribution or pledge therefore, (o) enter into any transaction of a material nature, or (p) agree to do any of the things described in the preceding clauses (a) through (o), other than activities in connection with the transactions contemplated by this Agreement.

(b) Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. PubCo will, and Company will use Reasonable Best Efforts to cause PubCo, following the Effective Time, to timely complete all filings with the SEC and individual states required by Regulation D under the Securities Act with respect to the issuance of the Merger Shares and in connection with the Private Placement Offering.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, if any, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

4.3 Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Form 8-K Current Report relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and PubCo shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days after the Closing of the transactions contemplated by this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4 Access to Company Information.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall permit representatives of PubCo to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company, subject to applicable restrictions under applicable Law regarding access to such information or any portion thereof.

(b) PubCo and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to PubCo or any of its Subsidiaries by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by PubCo, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of PubCo, any of its Subsidiaries or their respective directors, officers, or employees, (C) which PubCo or any of its Subsidiaries knew or to which PubCo or any of its Subsidiaries had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by PubCo or any of its Subsidiaries to be bound by a confidentiality obligation to the Company, or (D) which PubCo or any of its Subsidiaries rightfully obtains from a source other than the Company, provided that the source of such information is not known by PubCo or any of its Subsidiaries to be bound by a confidentiality obligation to the Company.

(c) The Company (i) shall treat and hold as confidential any PubCo Confidential Information (as defined below), (ii) shall not use any of the PubCo Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to PubCo all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “PubCo Confidential Information” means any information of PubCo or any Subsidiary of PubCo that is furnished to the Company by PubCo or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or their respective directors, officers, or employees, (C) which the Company knew or to which the Company had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to PubCo or any Subsidiary of PubCo or (D) which the Company rightfully obtains from a source other than PubCo or a Subsidiary of PubCo, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to PubCo or any Subsidiary of PubCo.

4.5 Expenses. The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties.

4.6 Indemnification; Insurance.

(a) PubCo shall not, and shall cause the Surviving Corporation not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or the by-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, PubCo agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each current and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law (and PubCo and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware Law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) From and after the Effective Time, PubCo and the Company agree that they will, and will cause the Surviving Corporation to, indemnify each former director and officer of PubCo listed on Schedule 4.6(c) attached hereto (the “PubCo Indemnified Executives”) for actions arising out of or pertaining to actions relating to the approval of and entering into the this Agreement, the Transaction Documentation, the Merger and each of the transactions contemplated by this Agreement pursuant to an agreement in the form attached hereto as Exhibit C (collectively, the “Pre-Merger Indemnity Agreements”).

(d) The Company shall obtain and purchase, to be effective as of 12:01 a.m. on the Closing Date, director and officer liability insurance (“D&O Insurance”) covering the directors and officers of PubCo immediately after the Effective Time, and such Company D&O Insurance shall include coverage for any acts or omissions that take place on or after the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement, and shall be maintained in effect for a period of at least six years following the Effective Time. The Company shall also obtain and purchase, to be effective as of 12:01 a.m. on the Closing Date (i) directors’ and officers’ liability insurance “tail policy” with a claims period of six (6) years following the Effective Time, and on terms and conditions no less favorable to the PubCo Indemnified Executives than those in effect under the D&O Insurance for the benefit of the PubCo Indemnified Executives with respect to their acts and omissions as directors and officers of PubCo or its Subsidiaries occurring prior to the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement and (ii) directors’ and officers’ liability insurance “tail policy” with a claims period of six (6) years following the Effective Time, and on terms and conditions no less favorable to the Indemnified Executives than those in effect under the D&O Insurance for the benefit of the Indemnified Executives with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement (such policy, the “D&O Tail Policies”).

(e) Notwithstanding anything to the contrary in this Section 4.6, from and after the Effective Time, each of PubCo and the Company agrees that any indemnification available to any Indemnified Executive who on or prior to the Closing Date was a director of the Company or any of its Subsidiaries by virtue of such Indemnified Executive’s service as a partner or employee of any investment fund affiliated with or managed by any Company Stockholder or any of such Company Stockholder’s Affiliates on or prior to the Closing Date (any such Indemnified Executive, a “Stockholder Nominated Director”) shall be secondary to the indemnification to be provided by PubCo, the Surviving Corporation and its Subsidiaries pursuant to this Section 4.6 and that PubCo, the Surviving Corporation and its Subsidiaries (i) shall be the primary indemnitors of first resort for the Stockholder Nominated Directors pursuant to this Section 4.6, (ii) shall be fully responsible for the indemnification and exculpation from liabilities with respect to the Stockholder Nominated Directors which are addressed by this Section 4.6 and (iii) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification or insurance available to any Stockholder Nominated Director with respect to any matter addressed by this Section 4.6.

(f) The provisions of this Section 4.6 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, PubCo Indemnified Executive and Stockholder Nominated Director, as applicable, and nothing in this Agreement shall affect any indemnification rights that any such person may have under the certificate of incorporation or the by-laws of the Company or PubCo or any contract or instrument or applicable Law, including any contract, agreement or arrangement between PubCo, the Company, the Surviving Corporation or any of their respective Subsidiaries (on the one hand) and any such Indemnified Executive, any investor or third party (on the other hand). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive, PubCo Indemnified Executive or Stockholder Nominated Director without the written consent of such person.

4.7 Name. Promptly after the Effective Time, PubCo shall amend its Certificate of Incorporation to change its corporate name to Ionetix Corporation, or such other name as specified by the Company, and Company shall change its name to a name to be determined by the Company.

4.8 PubCo Board; Amendment of Charter Documents; Corporate Policies. PubCo shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of PubCo), if PubCo has not already done so prior to the Effective Time, (a) to authorize PubCo’s Board of Directors to consist of four (4) members, (b) to amend and restate its bylaws to read in their entirety as set forth on Exhibit B hereto in a manner satisfactory to the Company, (c) to amend and restate its certificate of incorporation to read in its entirety as set forth on Exhibit A hereto in a manner satisfactory to the Company; and (d) to adopt various corporate policies and charters in a manner satisfactory to the Company.

4.9 Equity Plans. As of immediately prior to the Effective Time, (i) the Board of Directors of PubCo shall (a) adopt the equity incentive plan provided to PubCo by the Company (the “Plan”) and (and (ii) the stockholders of PubCo shall adopt the Plan, subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable; and, as of the Effective Time, the Board of Directors shall take whatever steps are necessary to cause PubCo to assume the Company Options and Company Restricted Stock outstanding under the Company Equity Plans. After such assumption, 6,945,794 shares of PubCo Common Stock will be issuable upon the exercise of PubCo Options and PubCo Restricted Stock converted from assumed Company Options and Company Restricted Stock issued under the Company Equity Plans, and such Plan will also include an additional 5,000,000 shares of PubCo Common Stock reserved and available for issuance thereunder (which shares, in each case, are reflected in the Conversion Ratio). The Plan will provide that the shares of PubCo Common Stock reserved for issuance will be subject to increase annually on the first day of each fiscal year beginning with 2027, at the discretion of the Board of Directors of PubCo or a committee thereof (or as may be otherwise provided under the Plan), in an amount equal to the lesser of (a) at the discretion of the Board of Directors, in an amount up to four percent (4%) of the shares of stock outstanding (on an as-converted basis) on the last day of the immediately preceding month, or (b) such number of shares as determined by the Board of Directors of PubCo or a committee thereof.

4.10 Information Provided to Stockholders. The Company shall prepare, with the cooperation of PubCo, information to be sent to the holders of Company Shares in connection with receiving their approval of the Merger, this Agreement and the related transactions (including, without limitation, a substantially complete draft of the Super 8-K and information related to the appointment of the Purchaser Representative), and PubCo shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of PubCo Common Stock in connection with receiving their approval of the Merger, this Agreement and related transactions. PubCo and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities laws requirements. Each of PubCo and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. The Company will promptly advise PubCo, and PubCo will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or PubCo shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by PubCo shall contain the conclusion of the Board of Directors of PubCo that the terms and conditions of the Merger are advisable and fair and in the best interests of PubCo. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to its Company Stockholders any information with respect to PubCo or its Affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.11 Securities Exemptions. The Company will use its commercially reasonable efforts to solicit from each Company Stockholder a certification stating whether such Company Stockholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act, and will confirm the appointment of a Purchaser Representative for Company Stockholders that are not “accredited investors” in connection with this Agreement and the transactions contemplated hereby.

4.12 PubCo Auditor Letter. PubCo shall provide its auditor TAAD, LLP (“PubCo Auditor”) with a copy of the Super 8-K and shall request that the PubCo Auditor furnish a letter (the “Auditor Letter”) addressed to the Securities and Exchange Commission stating whether the PubCo Auditor agrees with the statements made about it by PubCo in the Super 8-K.

4.13 Private Placement. Each of the Company and PubCo shall use commercially reasonable efforts to ensure that the issuance of the Merger Shares to Company Stockholders is exempt from registration under the Securities Act.

4.14 Failure to Fulfill Conditions. In the event that any of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

4.15 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE V. CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to PubCo) the written consents of (i) all of the members of its Board of Directors, (ii) Company Stockholders holding Company Shares representing at least a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting as a single class on an as-converted basis, (iii) Company Stockholders holding Company Shares representing at least a majority of the votes represented by the outstanding Company Common Shares entitled to vote on this Agreement and the Merger and (iv) Company Stockholders holding Company Shares representing at least a majority of the votes represented by the outstanding shares of Company Preferred Shares entitled to vote on this Agreement and the Merger, in each case to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to PubCo;

(b) prior to the Closing, the Company and PubCo shall have in escrow in connection with the Private Placement Offering an amount of cash that equals at least $30,000,000, and the conditions to the closing of such Private Placement Offering shall have been satisfied (other than the consummation of the Merger and those other conditions that, by their nature, will be satisfied at the Closing of the Private Placement Offering) and such amount of gross proceeds shall be unencumbered cash available to PubCo and the Surviving Corporation at the Effective Time (other than as expressly contemplated by this Agreement);

(c) the Company shall have provided evidence reasonably satisfactory to PubCo and the Merger Sub of the termination of the Company agreements set forth on Schedule 5.1(c); and

(d) the Lock-Up Agreements and Subscription Agreements executed by the requisite parties thereto shall be in full force and effect (subject only to such conditions as may be contained therein) and shall not have been revoked, rescinded or otherwise repudiated by such parties.

5.2 Conditions to Obligations of PubCo and the Merger Sub. The obligation of each of PubCo and the Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by PubCo) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to PubCo) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.2(a), except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect;

(c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Company shall have delivered to PubCo and the Merger Sub a copy of each written consent received from a Company Stockholder consenting to the Merger (in each case to the extent actually received), and shall have delivered a copy of each certification received from a Company Stockholder that such person is an “accredited investor” as such term is defined in Regulation D under the Securities Act or with respect to a Company Stockholder that is not an “accredited investor” that such Company Stockholder (or its Purchaser Representative) has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks;

(f)   the Company shall have delivered to each Company Stockholder that has not provided to the Company a certification that such person is an “accredited investor” as such term is defined in Regulation D under the Securities Act the information required by Section 4.10, including a substantially complete draft of the Super 8-K, which information shall satisfy the requirements of Rule 502(b)(2)(B)(2) under the Securities Act, at least two (2) Business Days prior to the Effective Time, and shall have provided to PubCo evidence thereof reasonably satisfactory to PubCo;

(g) the Company shall have delivered to PubCo and the Merger Sub a certificate executed by the Chief Executive Officer of the Company (the “Company Certificate”) to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section 5.2 has been satisfied in all respects;

(h) the Company shall have delivered to PubCo and the Merger Sub a certificate executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the certificate of incorporation or the by-laws of the Company; (ii) the valid adoption of resolutions of the board of directors and Company Stockholders (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the Company Stockholders); and (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(i)   the Company shall have delivered to PubCo audited financial statements in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01(f) and/or 5.01(a)(8) of Form 8-K in substantially final form; and

(j) the Company shall have delivered the Pre-Merger Indemnity Agreements to PubCo, duly executed by the Company.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a) PubCo shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) all of the members of its Board of Directors of PubCo, (ii) all the stockholders of PubCo, (iii) all of the members of the Board of Directors of Merger Sub, and (iv) the sole stockholder of Merger Sub, in each case to the execution, delivery and performance by each such entity of this Agreement and/or the other Transaction Documentation to which each such entity is a party, in form and substance reasonably satisfactory to the Company;

(b) PubCo shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.3(b), except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a PubCo Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of PubCo set forth in this Agreement (when read without regard to any qualification as to materiality or PubCo Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a PubCo Material Adverse Effect;

(d) each of PubCo and the Merger Sub shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a PubCo Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)   the Board of Directors of PubCo and the stockholders of PubCo shall each have adopted the Plan (such stockholder approval subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable), and the Board of Directors of PubCo shall have approved the assumption of the Company Equity Plans and the Company Options;

(g) PubCo shall have delivered to the Company a certificate executed by the Chief Executive Officer or President of PubCo (the “PubCo Certificate”) to the effect that each of the conditions specified in clause (b) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving PubCo or the Merger Sub) of this Section 5.3 has been satisfied in all respects;

(h) Each of PubCo and Merger Sub shall have delivered to the Company a certificate, validly executed by the Secretary of PubCo and the Secretary of the Merger Sub, as applicable, certifying as to (i) true, correct and complete copies of its certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of PubCo or Merger Sub, as applicable (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and, if requested, the requisite vote of the stockholders of PubCo or the Merger Sub, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Delaware, as the case may be, dated within five (5) Business Days prior to the Closing Date; (iv) incumbency of the officers of PubCo or the Merger Sub, as applicable, executing this Agreement or any other agreement contemplated by this Agreement; and (v) a true, correct and complete list of all stockholders of PubCo as of immediately prior to the Effective Time and the shares of PubCo Common Stock held by each such stockholder that are then-outstanding, which shares shall equal, in the aggregate, 4,400,000 shares of PubCo Common Stock;

(i) Each of the Company and PubCo shall use its Reasonable Best Efforts to cause, promptly after the execution of this Agreement, the Registration Rights Agreement to be executed by the requisite parties thereto and in full force and effect (subject only to such conditions as may be contained therein) and not be revoked, rescinded or otherwise repudiated by such parties;

(j) PubCo shall have delivered to the Company (i) evidence that PubCo’s Board of Directors is, as of the Effective Time, authorized to consist of four (4) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of PubCo as of immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following persons designated by the Company to serve as directors of PubCo immediately following the Effective Time: Gregory Martin and Douglas Boothe, and (iv) evidence of the appointment of the following persons as executive officers of PubCo to serve immediately following the Effective Time as shall have been designated by the Company: Kevin Cameron, as Chief Executive Officer, and Phieu Phun, as Chief Financial Officer, Secretary, and Treasurer;

(k) the Auditor Letter shall have been furnished to PubCo and PubCo shall have delivered a copy of such Auditor Letter to the Company, and the PubCo Auditor shall have consented to the filing of the Auditor Letter in the Super 8-K;

(l) PubCo shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith;

(m) PubCo shall have delivered the Pre-Merger Indemnity Agreements to the Company, duly executed by PubCo and the PubCo Indemnified Executives; and

(n) PubCo shall have delivered to the Company true, correct, and complete copies of share cancellation agreements (the “Share Cancellation Agreements”), duly executed by each of the requisite PubCo stockholders party thereto, pursuant to which each such PubCo stockholder shall have surrendered to PubCo, and PubCo shall have cancelled, prior to the Effective Time, Two Hundred Twenty Thousand (220,000) shares of common stock of PubCo held by such PubCo stockholder, for an aggregate number of One Million One Hundred Thousand (1,100,000) shares of common stock of PubCo so surrendered and cancelled (collectively, the “Cancellation Shares”), and such Share Cancellation Agreements shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated.

ARTICLE VI.

DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

“Agreement” is defined in the Introductory Paragraph.

“Affiliate” is defined in Section 3.26.

“Auditor Letter” is defined in Section 4.12.

“Business Day” is defined in Section 1.2.

“Cancellation Shares” is defined in Section 5.3(n).

“Cash-Out Amount” is defined in Section 1.5(b)(v).

“Certificate of Merger” is defined in Section 1.1.

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Code” is defined in the Recitals.

“Company” is defined in the Introductory Paragraph.

“Company Certificate” is defined in Section 5.2(g).

“Company Common Shares” is defined in Section 1.5(a).

“Company Confidential Information” is defined in Section 4.4(b).

“Company Convertible Securities” is defined in Section 1.9(d).

“Company Disclosure Schedule” is defined in Article II (introductory paragraph).

“Company Material Adverse Effect” is defined in Section 2.1.

“Company Options” is defined in Section 1.9(a).

“Company Preferred Shares” is defined in Section 1.5(a).

“Company Restricted Stock” is defined in Section 1.9(e).

“Company Shares” is defined in Section 1.5(a).

“Company Stockholders” is defined in Recitals.

“Conversion Ratio” is defined in Section 1.5(a).

“D&O Insurance” is defined in Section 4.6(d).

“D&O Tail Policies” is defined in Section 4.6(d).

“DGCL” is defined in Section 1.1.

“Dissenting Shares” is defined in Section 1.6(a).

“Effective Time” is defined in Section 1.1.

“Exchange Act” is defined in Section 1.14(b).

“Exchange Agent” is defined in Section 1.5(b)(i).

“Exchange Fund” is defined in Section 1.5(b)(i).

“GAAP” is defined in Section 2.1.

“Indemnified Executives” is defined in Section 4.6(b).

“Intended Tax Treatment” is defined in Recitals.

“Letter of Transmittal” is defined in Section 1.5(b)(ii).

“Lock-Up Agreements” is defined in Recitals.

“Merger” is defined in Recitals.

“Merger Shares” is defined in Section 1.5(a).

“Merger Sub” is defined in the Introductory Paragraph.

“Parties” is defined in the Introductory Paragraph.

“Party” is defined in the Introductory Paragraph.

“Plan” is defined in Section 4.9.

“Pre-Merger Indemnity Agreements” is defined in Section 4.6(c).

“Private Placement Offering” is defined in Recitals.

“PubCo” is defined in The Introductory Paragraph.

“PubCo Auditor” is defined in Section 4.12.

“PubCo Common Stock” is defined in Recitals.

“PubCo Confidential Information” is defined in Section 4.4(c).

“PubCo Convertible Securities” is defined in Section 1.9(d).

“PubCo Indemnified Executives” is defined in Section 4.6(c).

“PubCo Insider” is defined in Section 3.26.

“PubCo Options” is defined in Section 1.9(a).

“PubCo Restricted Stock” is defined in Section 1.9(e).

“Purchase Price” is defined in Recitals.

“Purchaser Representative” is defined in Section 1.14(a).

“Reasonable Best Efforts” is defined in Section 4.1(b).

“Registration Rights Agreement” is defined in Section 1.14(c).

“SEC” is defined in Section 1.14(a).

“Securities Act” is defined in Section 1.10(b).

“Share Cancellation Agreement” is defined in Section 5.3(n).

“Stockholder Nominated Director” is defined in Section 4.6(e).

“Subscription Agreements” is defined in Recitals.

“Super 8-K” is defined in Section 4.3.

“Surviving Corporation” is defined in Section 1.1.

“Tax Returns” is defined in Section 1.15.

“Taxes” is defined in Section 1.15.

ARTICLE VII. TERMINATION

7.1 Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by the mutual agreement of the Company and PubCo:

(b) by the Company or PubCo if the Closing Date shall not have occurred within fifteen (15) Business Days after the date hereof; provided, however, that the right to terminate this Agreement under this Section (b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Company or PubCo if (i) any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger or (ii) if the consummation of the Merger would violate any final and non-appealable order;

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of or material inaccuracy in any representation, warranty, covenant or agreement of PubCo contained in this Agreement such that the conditions set forth in Sections 5.3(c) and 5.3(d) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to PubCo; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured; or

(e) by PubCo if it is not in material breach of its obligations under this Agreement and there has been a material breach of or material inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 5.2(b) and 5.2(c) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (for a breach or inaccuracy which by its nature cannot be cured.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of PubCo, the Merger Sub or the Company, or their respective representatives, as applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement, or any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of ARTICLE VIII (Miscellaneous) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VII.

ARTICLE VIII. MISCELLANEOUS

8.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rules (in which case the disclosing Party shall use Reasonable Best Efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE I concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.6 concerning indemnification are intended for the benefit of the Indemnified Executives and the PubCo Indemnified Executives, respectively, and their respective successors and assigns.

8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Schedules, schedules and similar documents and instruments delivered pursuant to this Agreement shall not be deemed part of this Agreement for purposes of Section 268(b) of the DGCL but shall have the effects provided in this Agreement otherwise (including with respect to this Section 8.3) and all such schedules and similar documents delivered pursuant to this Agreement shall be hereby incorporated by reference into, and shall be deemed a part of, this Agreement for all other purposes.

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders:	Ionetix Corporation
3130 Sovereign Drive, Suite 5D, Lansing,
Michigan 48911
Attention: Kevin Cameron
E-mail: [ ]

Copy to (which copy shall not constitute notice hereunder):	Foster Swift Collins & Smith, PC
313 S. Washington Square, Lansing, MI 48933
Attention: Joel C. Farrar
E-mail: [ ]

If to PubCo or the Merger Sub (prior to the Closing):	JDEV Acquisition Corp.
The Galleria, 2 Bridge Avenue
Suite 241
Red Bank, NJ 07701

Attention: Vincent LaBarbara
Email: [ ]

Copy to (which copy shall not constitute notice hereunder):	Lucosky Brookman LLP
101 Wood Ave S.
5th Floor
Woodbridge, NJ 08830

Attention: Scott Linsky
E-mail: [ ]

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time, provided that no such amendment shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11  Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.12  WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.13 Remedies; Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and agree that in the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the transactions contemplated by this Agreement, then in addition to the other remedies provided herein, the other Party or Parties (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, and shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, in each case without the requirement of posting any other bond or other type of security. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

8.14 Survival. The representations or warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall survive the Effective Time.

8.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

PUBCO:

JDEV ACQUISITION CORP

By:	/s/ Vincent LaBarbara
	Name:	Vincent LaBarbara
	Title:	CEO

MERGER SUB:

JDEV MERGER SUBSIDIARY CORP.

By:	/s/ Vincent LaBarbara
	Name:	Vincent LaBarbara
	Title:	President and CEO

THE COMPANY:

IONETIX CORPORATION

By:	/s/ Kevin Cameron
	Name:	Kevin Cameron
	Title:	CEO

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation

EXHIBIT B

Form of Amended and Restated Bylaws

EXHIBIT C

Form of Pre-Merger Indemnity Agreement

EXHIBIT D

Form of Letter of Transmittal